Exhibit 99.1

Contact: Gregory J. Larson 240.744.5120

NEWS RELEASE

HOST HOTELS & RESORTS ANNOUNCES THE RESIGNATION OF CHRISTOPHER J. NASSETTA AND THE APPOINTMENT OF W. EDWARD WALTER AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Bethesda, MD; October 29, 2007 - Host Hotels & Resorts, Inc. (NYSE:HST) today announced that Christopher J. Nassetta has tendered his resignation as President and Chief Executive Officer of Host Hotels & Resorts, Inc., to become President and Chief Executive Officer of Hilton Hotels Corporation. Mr. Nassetta will remain at the Company until the end of November to assist in the transition of duties to the new chief executive officer. The Board of Directors, while expressing its regret at Chris Nassetta’s decision, thanks him for 12 years of outstanding service during which the size of the Company more than doubled, the stockholder value was significantly enhanced, and the brand diversification of the Company’s portfolio was substantially improved.

The Board of Directors has appointed W. Edward Walter as President and Chief Executive Officer effective today. Mr. Walter is currently Executive Vice President and Chief Financial Officer, a position he has held since 2003. Since he joined the Company in 1996, he has served in various senior management positions, including Chief Operating Officer.

Richard E. Marriott, Chairman of the Board said, “Ed Walter has been involved in every area of the Company’s operations and has been an integral part of each of our major transactions over the last ten years, including our conversion to a REIT in 1998, the restructuring of our balance sheet and, most recently, our $3.5 billion acquisition of hotels from Starwood. The Board is extremely pleased that Ed Walter will assume this responsibility and knows that he will be successful in implementing the Company’s Best In Class strategy as our new CEO.”

Host Hotels & Resorts, Inc. News Release	October 29, 2007

ABOUT HOST HOTELS & RESORTS

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company that is the largest lodging real estate investment trust and one of the largest owners of luxury and upper upscale hotels. The Company currently owns 121 properties with approximately 64,000 rooms, and also holds a minority interest in a joint venture that owns ten hotels in Europe with approximately 3,200 rooms. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Four Seasons®, Hilton® and Swissôtel®* in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

*	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

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